Exhibit 99.B(m)(3)(ii)

AMENDED SCHEDULE 1

with respect to

VOYA SERIES FUND, INC.

THIRD AMENDED AND RESTATED DISTRIBUTION AND SHAREHOLDER SERVICES PLAN

CLASS C SHARES

Name of Funds

Voya Capital Allocation Fund

Voya Corporate Leaders 100 Fund

Voya Global Target Payment Fund

Voya Large Cap Growth Fund

Voya Money Market Fund

Voya Small Company Fund

Date last updated: September 10, 2015